Exhibit 99.1

News Release		(Williams Logo)
NYSE: WMB
Date:	July 17, 2008

ExxonMobil Exercises Option to Buy Interest in Portion of Reserves
Williams Acquired in May

TULSA, Okla. – Williams (NYSE: WMB) announced today that it expects to receive approximately $71 million as a result of ExxonMobil’s exercise of its contractual option to purchase an interest in a portion of the Piceance Basin reserves Williams acquired in May.

With the effect of this transaction, Williams’ recently acquired assets now represent 1.3 trillion cubic feet equivalent (Tcfe) of probable and possible reserves on 10-acre spacing.  That brings Williams’ total probable and possible reserves in the Piceance Basin to 5.8 Tcfe, which includes the company’s year-end 2007 estimate.  Williams also has 2.8 Tcfe of proved reserves in the Piceance Basin, based on year-end 2007 estimates.

On May 22, Williams announced completion of a $285 million acquisition that represented more than 1.9 Tcfe of estimated probable and possible reserves on 10-acre spacing. The acquired properties, which also include related gathering-and-treating facilities and producing properties, are located in the Ryan Gulch area of the Piceance Basin Highlands in Rio Blanco County.

As the company announced at the time of the acquisition, approximately two-thirds of the acquired acreage is located in an area of mutual interest in which Williams, as operator, participates with a third party – ExxonMobil.   By agreement, ExxonMobil had the option to purchase up to a 49-percent interest in those assets that lie within the area of mutual interest.

By choosing to exercise their purchase option, ExxonMobil is acquiring, on the same terms and conditions as Williams’ purchase, approximately 7,000 of the 24,000 net acres Williams acquired in the May transaction.

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332
Richard George
Williams (investor relations)
(918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.